Exhibit 99.1

Shake Shack Elects Lori George Billingsley to its Board of Directors

NEW YORK—October 19, 2022 – (BUSINESS WIRE)--Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE:SHAK) today announced the appointment of Lori George Billingsley to its Board of Directors, effective October 17, 2022. Billingsley has been named to the Nominating & Corporate Governance Committee of the Board. She will become the eleventh member of Shake Shack's Board of Directors, following Tristan Walker’s appointment in 2020.

“We are pleased to name Lori to Shake Shack’s Board of Directors,” said Randy Garutti, Shake Shack CEO. “Looking towards the future of Shake Shack, Lori's breadth of experience, leadership, global communication expertise and passion to elevate internal teams will be a key addition to our Board. We are proud to have Lori on board and look forward to working with her.”

“I have tremendous admiration and respect for Danny Meyer, Randy Garutti and the great company they have built over the years. It’s clear that Shake Shack is committed to their people and brand,” said Billingsley. “I’m looking forward to sharing my experience and knowledge with this team to further guide their continued successful journey forward.”

Lori George Billingsley is the former Global Chief Diversity, Equity and Inclusion (DEI) Officer for The Coca-Cola Company (TCCC). In that role, she led the company’s DEI Center of Excellence, directed to enable a more engaged global workforce, mirror the markets served, and support a more inclusive culture to best position the employees of the company to drive growth. During her tenure, Coca-Cola set bold public goals, including being 50% led by women and mirroring its markets by 2030, built a more inclusive culture, launched the first-ever global pay equity analysis, and tied executive pay to progress on DEI.

She was with the company for 20 years, having spent most of them in a variety of roles with increasing responsibility within Public Affairs and Communications. Prior to becoming the DEI Officer, she was the Vice President of Community and Stakeholder Relations for the company’s North America Operating Unit. Lori has over 35 years of public affairs, global issues communications, shareowner affairs, community and stakeholder relations, social impact and diversity, equity and inclusion experience in developing and implementing breakthrough strategic initiatives that meet organizational goals, target audience needs and produce results. Prior to joining Coca-Cola, she led her own public relations consultancy, LG Communications; was a vice president at Porter Novelli, a leading public relations firm where she co-founded their Multicultural Communications and Alliance Building practices; and a senior public affairs specialist for the District of Columbia Government’s Office of Human Rights and Minority Business.

She currently serves on the Board of Directors of Pioneer Natural Resources (NYSE: PXD), NAACP Foundation and Arete Executive Women of Influence. She is a Founding Member of The Coca-Cola Company’s Equity Accountability Councils, and a member of the National Association of Corporate Director’s Center for Inclusive Governance Advisory Council, Howard University’s School of Communications Board of Visitors, Executive Leadership Council, OnBoard, International Women’s Forum, Extraordinary Women on Boards, Leadership Atlanta, Public Relations Society of America and The Links, Inc.

She formerly served on the Boards of the Congressional Black Caucus Foundation, Inc. (Chair), Women’s Business Enterprise National Council, United Way of Greater Atlanta, Atlanta Mission, Leadership Atlanta, ColorComm and The Coca-Cola Foundation. She also served on the World Economic Forum’s (WEF) Partnering for Racial Justice in Business Advisory Council, WEF’s Community of Chief DEI Officers, The Conference Board DEI Innovators Council, Co-Chair of American University’s Inaugural Women’s Network and Co-Chair of the TCCC’s Political Action Committee.

Lori is a featured speaker globally and has received numerous national awards, including the Alumni Award for Distinguished Postgraduate Achievement from Howard University, PUSH for Excellence, Dr. MLK Jr. Corporate Award, Atlanta Business Chronicle Top Diversity and Inclusion Officer, Atlanta Business League’s Top 100 Black Women of Influence, Academy of Women Achievers’ YWCA of Greater Atlanta, Inaugural Bravo! Award for Diversity and Inclusion from the Hispanic Public Relations Association, Chairman’s Circle Leadership Award from the National Coalition on Black Civic Participation, Public Relations Society of America (PRSA) Order of the Phoenix Award, PRSA Paladin Award and is a Georgia PRSA Hall of Fame Inductee.

She received her Bachelor of Arts in public relations at Howard University and her Master of Arts in public communications at American University. In 2019, she completed a 13-month Executive Leadership Experience Program at Harvard Business School; and in 2021, she completed Stanford University Graduate School of Business Directors’ Consortium. Lori is an ordained minister.

Photos available here.

About Shake Shack

Shake Shack serves elevated versions of American classics using only the best ingredients. It’s known for its delicious made-to-order Angus beef burgers, crispy chicken, hand-spun milkshakes, house-made lemonades, beer, wine, and more. With its high-quality food at a great value, warm hospitality, and a commitment to crafting uplifting experiences, Shake Shack quickly became a cult-brand with widespread appeal. Shake Shack’s purpose is to Stand For Something Good®, from its premium ingredients and employee development, to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has expanded to more than 400 locations systemwide, including over 260 in 32 U.S. States and the District of Columbia, and over 140 international locations across London, Hong Kong, Shanghai, Singapore, Mexico City, Istanbul, Dubai, Tokyo, Seoul and more.

Skip the line with the Shack App, a mobile ordering app that lets you save time by ordering ahead! Guests can select their location, pick their food, choose a pickup time and their meal will be cooked-to-order and timed to arrival. Available on iOS and Android.

Learn more: shakeshack.com | IG: @shakeshack | t: @shakeshack | facebook.com/shakeshack

Contacts

Media:

Shake Shack

Katie Scott

kscott@shakeshack.com

or

Investors:

ICR

Melissa Calandruccio CFA

Michelle Michalski

(844) SHACK04 (844-742-2504)

investor@shakeshack.com

Source: Shake Shack